EXHIBIT 99.1

Emisphere Reports Receipt of Notification From NASDAQ Regarding Non-Compliance With Continued Listing Requirements

CEDAR KNOLLS, N.J., Oct. 27, 2008 (GLOBE NEWSWIRE) -- Emisphere Technologies, Inc. (Nasdaq:EMIS) announced that on October 21, 2008 it received a letter from the NASDAQ Stock Market (the "NASDAQ Letter") advising that, for the last 10 consecutive trading days, the Company's market value of listed securities had been below the minimum $35,000,000 requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(3)(B).

In the NASDAQ Letter, NASDAQ advised that, in accordance with NASDAQ Marketplace Rule 4310(c)(8)(C), the Company will be provided thirty calendar days, or until November 20, 2008, to regain compliance with NASDAQ Marketplace Rule 4310(c)(3)(B). The NASDAQ Staff may determine that the Company has regained compliance with NASDAQ Marketplace Rule 4310(c)(3)(B) if, at any time before November 20, 2008, the market value of the Company's listed securities is $35,000,000 or more for a minimum of 10 consecutive business days. If the Company does not regain compliance by November 20, 2008, NASDAQ will provide the Company with written notification that the Company's common stock will be delisted from the NASDAQ Capital Market. At that time, the Company may appeal the determination by the NASDAQ Staff to delist its common stock to a Listing Qualifications Panel.

The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. If the Company is unsuccessful in maintaining its NASDAQ listing, then the Company may pursue listing and trading of the Company's common stock on another securities exchange or association with different listing standards than NASDAQ.

ABOUT EMISPHERE

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules using its Eligen(r) Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen(r) Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 13, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008.

CONTACT:  Emisphere Technologies, Inc.
          Bob Madison, Senior Director Corporate Communications
          973-532-8001
          bmadison@emisphere.com

          Adam Friedman Associates
          Adam Friedman
          212-981-2529, extension 18
          adam@adam-friedman.com